Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM PRICES PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

CAMBRIDGE, Mass., October 6, 2009 — Verenium Corporation (Nasdaq: VRNMD), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today announced that it has priced an underwritten public offering of 2,250,000 shares of its common stock and warrants to purchase an additional 900,000 shares of common stock at a price to the public of $6.00 per unit. Each unit consists of one share of common stock and a warrant to purchase 0.40 of a share of common stock. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants have a five-year term and an exercise price of $7.59. Net proceeds after estimated underwriting discounts and commissions and estimated expenses, will be approximately $12.3 million, providing the Company with several additional months of operating capital into 2010. The offering is expected to close on or about October 9, 2009, subject to the satisfaction of customary closing conditions.

Lazard Capital Markets LLC is acting as the sole book-running manager for the offering. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY 10020.

This press release is not an offer to sell or the solicitation of an offer to buy these securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through Vercipia, the Company is moving rapidly to commercialize cellulosic technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to the Company’s expectations regarding its fund raising efforts, including the closing of the current public offering, its financial condition, operations, capabilities, commercialization activities, and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with the costs, labor requirements and labor availability associated with operating its business, including ethanol production, and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2008 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com